(a)(1)(xv)

AMENDMENT NO. 14 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Establishment of New Series

Effective: May 22, 2014

THIS AMENDMENT NO. 14 TO THE DECLARATION OF TRUST OF VOYA SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on May 22, 2014, with respect to Voya Securitized Credit Fund, a new series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT’s Declaration of Trust.  These resolutions serve to establish and designate the new series of VSPT.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Separate Portfolios Trust (“VSPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VSPT at a meeting held on May 22, 2014 with regard to the establishment of Voya Securitized Credit Fund of VSPT:

RESOLVED, that pursuant to the Declaration of Trust of Voya Separate Portfolios Trust (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “VSPT Declaration of Trust”), including Article III, Section 6 and Article X, Section 1, the establishment of an additional series of VSPT designated as “Voya Securitized Credit Fund” (“VSC Fund”), or a substantially similar name be, and hereby is, approved; and

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the VSPT Declaration of Trust to establish VSC Fund, to be effective on a date deemed appropriate by the officers of VSPT.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: June 2, 2014